Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-31505 on Form S-8, No. 33-50688 on Form S-8, No. 33-54387 on Form S-8, No. 33-52389 on Form S-8, No. 33-55629 on Form S-8, No. 333-32977 on Form S-8, No. 333-37145 on Form S-8, No. 333-79921 on Form S-8, No. 333-38174 on Form S-8, No. 333-53502 on Form S-8, No. 333-90954 on Form S-8, No. 333-97005 on Form S-8, No. 333-105914 on Form S-8, No. 333-138191 on Form S-8 and No. 333-139959 on Form S-8 of our report dated June 25, 2008, relating to the financial statements of the AnnTaylor, Inc. Savings Plan appearing in this Annual Report on Form 11-K of the AnnTaylor, Inc. Savings Plan for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, NY

June 25, 2008